Exhibit 11

                         EARNINGS PER SHARE COMPUTATIONS

The table below details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share

                                                               THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                     JUNE 30,                  JUNE 30,
                                                                1996         1997         1996         1997
                                                                ----         ----         ----         ----
Primary:
  Weighted average common shares outstanding                 3,593,186    4,878,193    3,278,134    4,869,313
  Effect of shares issuable under stock option plans            78,842       52,557       72,321       67,361
    using the treasury stock method
  Effect of shares issuable upon exercise of warrants            5,931        4,268        4,648        7,071
    using the treasury stock method
                                                            -----------------------   -----------------------
  Shares used in computing primary earnings per share        3,677,959    4,935,018    3,355,103    4,943,745
                                                            =======================   =======================
Primary Earnings Per Share                                                    $0.09                     $0.18
                                                                         ==========                ==========

Fully Diluted:
  Weighted average common and common equivalent              3,677,959    4,935,018    3,355,103    4,943,745
    shares outstanding
  Effect of period end market price over average price for      13,796                    22,152
    common stock equivalents
  Effect of shares contingently issuable under warrants         34,403                    34,403
    issued with the 8% subordinated debentures using
    the treasury stock method
  Effect of assumed conversion of convertible subordinated      35,471                    35,471
    debentures using if converted method
                                                            -----------------------   -----------------------
  Shares used in computing fully diluted earnings per share  3,761,629    4,935,018    3,447,129    4,943,745
                                                            =======================   =======================
  Increase in net income available to common shareholders
    due to above assumed repayment and redemption           $    5,970   $       --   $   13,324   $       --
                                                            =======================   =======================
Fully Diluted Earnings Per Share                                              $0.09                     $0.18
                                                                         ==========                ==========
